UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2023

Super League Gaming, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38819	47-1990734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2912 Colorado Avenue, Suite #203 Santa Monica, California 90404
(Address of principal executive offices)

(803) 294-2754
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLGG	Nasdaq Capital Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01   Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2023 (the “Effective Date”), Matt Edelman was appointed to the role of President of Super League Gaming, Inc. (the “Company”), in addition to his role as the Company’s Chief Commercial Officer.

Except for Mr. Edelman’s employment agreement, as previously disclosed in the Company’s Proxy Statement, filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2022, there is no arrangement or understanding between Mr. Edelman and any other person pursuant to which he was appointed as the Company’s President. There are no family relationships between Mr. Edelman and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer and the Company has not entered into any transactions with Mr. Edelman that are reportable pursuant to Item 404(a) of Regulation S-X.

Also on the Effective Date, Mike Wann stepped down from his positions as director and Chief Strategy Officer of the Company.  Mr. Wann stepping down from the Board of Directors is not due to any disagreement with respect to the Company's operations, policies, or practices.

In connection with Mr. Wann stepping down from his roles in the Company, the Company and Mr. Wann entered into a Transition Letter Agreement (the “Agreement”), pursuant to which Mr. Wann will remain a full-time strategic advisor of the Company from the Effective Date through July 14, 2023 (the “Term”). During the Term, Mr. Wann: (i) may not be terminated by the Company from his role as a strategic advisor for any reason; (ii) will continue to be paid on a semi-monthly basis at his current salary of $330,000 per year (the “Annual Salary”); (iii) will continue to have access to all employee benefits and  all outstanding options and restricted stock units (collectively, “Awards”) granted prior to the Effective Date will continue to vest, with no changes to the terms of the Awards under his existing employment agreement with the Company, dated January 5, 2022 (the “Employment Agreement”); and (iv) will be eligible to participate in the 2022 SLG executive bonus plan.  In the event Mr. Wann finds other employment during the Term, Mr. Wann will be entitled to the remainder of his Annual Salary not previously paid to him during the Term, payable in a lump sum payment due within 30 days of Mr. Wann’s termination of his employment with the Company.  In exchange for being released from Mr. Wann’s intellectual property assignment agreement for future intellectual property developed by him, Mr. Wann will continue to be bound by the confidentiality and non-solicitation provisions of the Employment Agreement.

With exception to the sections referenced in the Agreement, the Agreement replaces and supersedes the Employment Agreement.  For more information regarding the Employment Agreement, see the Company’s Current Report on Form 8-K filed with the Commission on January 7, 2022.

The forgoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits Index

Exhibit No.	Description
10.1	Transition Letter Agreement dated January 13, 2023, between Super League Gaming, Inc. and Mike Wann.
104	Cover Page Interactive Data Filed (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Super League Gaming, Inc.

Date: January 20, 2023	By:	/s/ Clayton Haynes
Clayton Haynes Chief Financial Officer